Dear Allegiant Shareholder:

Another year to remember. We had industry leading results again with full year adjusted earnings of $2.04 per share, one of only two carriers to generate a profit in 2021. We also generated $293M of EBITDA or a 17.2% margin and had a three percent pre-tax margin, all among the industry’s best. We actually grew ASMs 8.1% during the year compared to 2019, the only carrier to achieve new growth. We ended the year with 108 aircraft.

At the beginning of 2021 we were optimistic the nightmare of 2020 would fade, hopeful we would see a return to some form of normalcy. Alas, our world, while improving on the Covid front, began to see other headwinds – supply chain, noticeable inflation pressures and pronounced personnel problems as the 3rd wave of Covid, the Omicron variant, ripped through the US beginning late in the year into 2022. As a consequence, our operation suffered – it appeared we were unable to run an airline at times. A meaningful number of unpredictable absences, usually on the day of flight, was the culprit. We fell short of the 2019 operational results for completion factor, on time performance and passenger complaints. And we were not alone - the entire industry appeared to be incapable of a ‘normal operation’.

Having spoken of our problems, it is important to acknowledge our team members. They have done yeoman’s work during these difficult times. Our operations personnel have been on the front lines, working in close quarters with hundreds of passengers each day. Given the pandemic and the mask requirement, they became a police force in the sky. Everyone has done a tremendous job at maintaining our operations during these unprecedented times. But everyone is tired – ready for a return to some semblance of normalcy missing the past two years.

In addition to Covid, other problems as I mentioned, have occurred in recent months. Mr. Putin’s war and his attack on Ukraine have created additional headaches in our world. Certainly our problems pale compared to the destruction the Ukrainian people are experiencing. While the US government was accurately able to predict a late February 2022 invasion, neither they nor anyone else can accurately predict an ending. An immediate result of the Russian’s actions was a spike in oil prices which continue as I write this letter. In March alone we experienced an 18% increase in our fuel prices as compared to February 2022.

Despite these recent headwinds, a tailwind has emerged - the exceptional demand we have been experiencing during 2022. Our March activity exceeded 2019’s bookings and more importantly produced a load factor of 86.5% versus 86.1% in 2019. This is an interesting conundrum. Given the negative news – war, inflation, covid - one would expect a depressed economy, a slowdown. But that is not the case. People are looking to move, to break out of the confinement of the past two years and reconnect with family, friends and places they love.

The evolution of business/leisure travel where individuals/families travel to destinations where they can both work remotely and enjoy the destination has been a bonanza for the hospitality industry. Hotel rates, particularly in destinations such as the west coast of Florida have skyrocketed. In February of this year, we noted the Naples FL. Ritz Carlton’s single room basic rate was $2,000 per night. A three bedroom suite started at $6,000 per night. Rooms in Miami at the same time were selling for $1,800 per night. These rates are as much as three times what they were in 2019. This bodes well for our Sunseeker project in Port Charlotte, FL. It is due to open in early 2023. In addition, we have had a great deal of initial interest from group booking professionals. We have begun taking advanced reservations for our opening in the first half of next year.

Operational Headwinds Continue in 2022

Every carrier in April 2022 is facing personnel issues. During the past six months there has been a substantial increase in absences – people calling in sick, fatigue calls which are disrupting ours and the industry’s operations. This behavior during the past 8 to 9 months, triggered by Covid in 2021 and early 2022, has become what I term ‘learned’ behavior. We find ourselves in a repetitive cycle where increased last minute absences cause us to push available flight personnel to complete the schedule. The more we push the greater the ‘behavior’. As a result, people are tired and fed up with the lack of predictability.

Again, we are not alone with these operational personnel problems. To counter these interruptions, carriers are reducing near term flying, first in the early months of 2022 but most recently into the summer. Pilot and flight attendant productivity across the industry, compared to 2019, is down. Reduced schedules will allow carriers to refocus their efforts to run a ‘complete’ operation, to counter the reduced productivity, to eliminate the nuisance cancellations and hopefully during the back half of the year be able to return to predictable, historic operating norms seen in 2019 and earlier.

Pilots

The second major personnel area of concern is pilot scarcity. There have been numerous reports concerning regional airlines parking aircraft and discontinuing flying to numbers of cities because of a scarcity of pilots. During the past 19 years 97 cities in the US have lost air service or approximately 20% of those that had service in 2000. As an example, recently SkyWest announced they were discontinuing service to 29 Essential Air Service destinations.

Regional carriers are dependent on newly trained pilots to fill their needs. But why are regional airlines short of pilots? A pilot scarcity has been forecast for many years given an insufficient number of new pilots entering the industry versus projected retirements. The 2020 Covid slow down postponed the problem, but it also exacerbated it because of 3,200 pilot retirements during 2020 into 2021, virtually all from the three majors and Southwest. As flying has ramped back up, they are in a hiring frenzy to replace lost crew members.

The majors/Southwest source their pilots from the regionals and carriers such as us and the remainder of the ULCC industry. Our attrition is virtually always to one of these carriers. As we lose pilots ‘up the hill’ we backfill primarily from the regional carriers - the entry point for those interested in becoming a commercial pilot. Unfortunately, there are insufficient new pilots waiting in the wings to satisfy the regional airlines’ needs.

Training activity has increased dramatically for all carriers given the movements in the pilot workforce. Every pilot we lose triggers as many as six training events as we scramble to fill the opening (See Below). This is a schematic on pilot training required to fill a retirement from a major carrier.

3,200 early retirements as a result of pandemic magnified by faster recovery

Ripple effect felt through the whole industry when a Big 4 pilot retires

Majors
Regionals
Part 135
1
A350 Pilot Retires @ Delta
Up to 12 training events triggered @ Delta
DL hires Captain from Endeavor
Up to 4 training events triggered @ Endeavor
Endeavor hires Captain from Cape Air
Up to 2 training events triggered @ Cape Air
Cape Air hopes to find a pilot

% Change in Departures vs 2019

Jan '20 – May '21 (Actual), Jun '21 – Dec '21 (Scheduled)

30%
10%
(10%)
(30%)
(50%)
(70%)
(90%)
(110%)
% Change from 2019
Jan '20
Apr '20
Jul '20
Oct '20
Jan '21
Apr '21
Jul '21
Oct '21
US Industry
Individual Airlines

Source: Primary data sources & airline schedules filed with Cirium

5

Pilots will continue to migrate from the regionals and the ULCCs in the coming months and years. We have been able to keep pace with the attrition to date unlike the regionals who are shrinking and will most likely continue to shrink. A regional carrier recently commented they believed the remaining 500-50 seat aircraft still in operation will be parked in the next 12-18 months and the 6000-7000 pilots currently flying these aircraft will migrate to mainline airlines.

We are facing a chronic scarcity that will last for years given the known retirements and the projected numbers of new pilots entering the system. The numbers suggest by 2030 the industry could have a deficit of almost 30,000 pilots. At 16 pilots per aircraft this will correspond to 1800 aircraft that will be parked or the equivalent of two US legacy carriers such as AA and UAL.

How did we get to this point? The problem is two-fold: 1) the 2013 rule change requiring a minimum of 1500 hours of flight time and 2) a declining interest in the profession even with increasing compensation.

In every other country in the world except the US, airlines are responsible for hiring and training their pilots from inception. We in the US have been spoiled. We have sourced our pilots from the military or individuals who have taken it upon themselves to obtain the necessary training to become a pilot. There is an established US pilot training industry that provides a de novo student with the basic skills to fly a commercial aircraft for the regional industry in 6 to 9 months (and approximately 250 hours of flying) for approximately $70,000.

This 250 hour total was and has been the accepted approach for new students both in the US and worldwide. The rule was changed in 2013 as a result of the 2009 Colgan accident in Buffalo New York. The families from this accident, the Colgan Families, took their case to Washington, D.C. and in conjunction with the Airline Pilots Association (ALPA) were able to lobby a rule change requiring all commercial airline pilots have a minimum of 1500 hours. This change represented a 5 fold increase from this traditional, proven training regime.

Once a prospective pilot finishes their 250 hour organized training regime, these incremental 1250 hours become the student’s problem. A prospective commercial pilot must now organize their own program and in most instances pay for an additional 1250 hours – there is no school or organized system to ‘purchase’ this ‘product’. The expense in today’s world to rent an aircraft for this incremental flying could be as much as $250,000, a sum beyond the reach of all but a few people.

Perhaps more important, however, is these hours are unsupervised and can be accomplished in the most basic of airplanes such as a Cessna 172. Most agree an additional 1250 hours does not improve one’s airmanship skills necessary to fly a more complex, faster commercial aircraft in today’s crowded airspace. 1500 hours is an arbitrary number suggesting one is safe after they pass this total and unsafe before this total. The data does not support this arbitrary number. Of the 59 pilot caused accidents since the late 1940s only one pilot had less than 1500 hours. The other 58 all had more than 1500 hours. Clearly pilot competency is not tied to total hours.

The perfect ‘pilot’ storm of the past few years which was brewing pre-pandemic is now fully engaged. We intend to be a leader in the effort to ‘modernize’ pilot training in the US. There are many advanced training devices including very realistic simulators that put a trainee through their paces and provide advanced, on point training for prospective commercial pilots in the historic 250-300 hour range. We will be working with the Congress, our NACA association, the Colgan families, ALPA and other pilot labor associations to move this necessary rule making forward in the coming months. Our focus is not to reverse the 1500 hour rule but rather to develop other means of compliance by assigning higher training values to modern flight simulators and associated tools. The use of modern flight simulators can greatly shorten the current 4 to 5 year average time for a pilot to complete their 1500 hour regime as well as substantially reduce the cost. What is important is to create expertly trained pilots who have honed their skills with the finest training technologies and techniques available, who are ready to step into the cockpit of a Boeing 737 or Airbus 320 – not one who cut their teeth for five years towing banners on a beach. Time building is not training and should not be sold as such.

2021 was an Exceptional Year

I have outlined several problems, many of which are familiar given their national and international impact. While I have trepidations about the difficulties we face, Allegiant has the best platform to meet these challenges. We continue to lead the industry in performance, growing in 2021 vs. 2019 (and we believe will continue this trend in 2022), the only carrier to accomplish this feat in 2021. Moreover, we were one of only two US airlines in the black in 2021.

2021 was one of the most difficult years I have personally experienced in my airline career. In 2019 everything worked as it should – personnel, operations, marketing, profitability compared to last year where operations, supply chain and related personnel problems made for an extremely difficult year. In 2021 we paid $42 million of passenger interruption expenses versus $2.4 million in 2019, almost a 20 fold increase. As mentioned, we experienced difficult operations during our peak summer months and year end peak periods. Covid was the culprit underlying last year’s problems given its impact on labor. Our peak summer operations were hampered by labor shortages – personnel for our airport operations, truck drivers to deliver fuel, operational overcrowding at stations as a number of carriers migrated capacity to smaller airports (e.g. Southwest) from their high density business markets. These difficult operations, including cancellations, delays and uncertain schedules, taxed our flight crews as well as our customers. It was one of the most difficult summers in our company’s history. We assumed we could resume our historic operational tempo, that we could return to our 2019 operational excellence, particularly with flight crews. We missed that forecast!

Of the $42 million in passenger interruption expense, $17.3 million was spent in our summer peak season. The Omicron variant of Covid exploded in late December, at the peak point of the month causing us to pay an additional $16.3 million. Unfortunately, the Omicron impact carried over to this year in January and February.

The reason I have dwelled on this ‘bad’ news is despite these travails we made progress in the back half of the year, particularly in December. We generated a 17% operating margin for the month (without any CARES funds) in spite of the $16.3 million passenger interruption expense. If we added this amount back, our operating margin would have been 24.7%, approaching December 2019 operating margins. Additionally, we lagged behind December 2019’s 81% load factor by 3.3 points. Lastly, as we moved into 2022, we still felt the effects of Covid in January through a good part of February. Operational reliability continued to suffer and load factors declined to 68% in January. We also paid an additional $3.6 million of passenger interruption expense.

But good times evolve from the bad. As I mentioned, we have reported exceptional demand since early this year and it continues today. As previously mentioned, March was stronger than our 2019 March. Fares are strong. Secondly, operations are beginning to normalize. As I write this letter, last minute sick calls and no-shows are returning to a more normal level. Hopefully this trend will continue.

Strategic Initiatives – Boeing and Viva Aerobus

In spite of the turmoil of the past year, we still kept our eye on the ball regarding strategic initiatives. I’m proud to report we completed an historic transaction and agreed to purchase 50 Boeing MAX -7s (20) and -8s (30) aircraft. While we will still focus on used Airbus aircraft, we will have guaranteed deliveries with new aircraft.

But why new aircraft versus our used model? We have purchased new aircraft previously – 13-186 seat 320CEO Airbus aircraft in 2017. These airplanes have been the ‘stars’ of our fleet in recent years. They have proven to be the most reliable and most profitable aircraft we operate. While one pays more for a new aircraft, one also obtains the benefits including improved fuel burn and reliability.

We will continue to pursue used aircraft in the coming months and years – it is how we built the company and will continue to be an important component of our cost structure. But given our size and planned growth, we need a longer planning period than the 12-18 months typically available with used aircraft. Additionally, purchasing and deploying used aircraft requires long lead times and substantial planning and personnel. This year, including heavy checks, we are planning 90 visits to MRO shops, many related to ‘inducting’ our used aircraft on our certificate. Additionally, we will have to replace our fleet twice as fast compared to a carrier who purchases and operates new aircraft – 25 to 30 years for new vs 12-15 for used aircraft. Longer term, we believe a blend of new and used aircraft will be the proper formula.

One might ask why not new Airbus 320 aircraft? Maintaining the same fleet type has its advantages. But we were informed by Airbus 320NEO aircraft were not available until 2027 and later. Given this set of facts we stepped back and examined our needs against aircraft availability. At that point Boeing became an option – an attractive option.
Our Boeing aircraft start delivery in numbers late next year and will be finished by the end of 2025. While we have the added complexity of a 2nd fleet type, the economics of new generation aircraft are exceptional. The 173 seat MAX 737-7 has a fuel burn of approximately 600 gallons per hour versus 785 gallons for a 186-seat 320 Airbus. This fuel efficiency is particularly beneficial in the current high fuel environment. The superior economics of a new Boeing aircraft should allow us to add as many as 1400 new domestic routes to our existing 600 routes, up from our previous forecast of an incremental 1000 routes. That is the economic power of these aircraft.

With the Boeing aircraft order, we also address environmental issues facing airlines. Given our high density configuration, we have one of the most fuel efficient fleets in the industry. This purchase will enable us to continue our model and its associated benefits in the coming years.

Viva Aerobus

Lastly, our route planning team indicate there are 1,400 additional routes they believe are available to us in the coming years. This represents as much as 12 to 13 years of additional growth at 20 aircraft per year and a fleet size of approximately 350 aircraft assuming 5.5 routes per aircraft. The model continues to allow us to differentiate ourselves from our competition.

We want to maintain our focus on this ‘low hanging fruit’ – our incremental domestic routes but would also like to begin international flying. We are not competitive with others in our space who have a presence in Mexico and Latin America. To that end, we concluded a deal with the Mexican airline Viva Aerobus (VA) to create a joint venture to fly customers to and from the US and Mexico to our respective markets.

We have known Viva and its CEO, Juan Carlos Zuazua since the late 2000s. They have built an excellent carrier during the past decade. They operate 57 Airbus aircraft – a good match to our fleet. They are one of three carriers who dominate air travel in Mexico today with a 30% market share. We have applied to the US DOT and DOJ to operate as a metal neutral alliance. This application includes a grant for antitrust immunity from the federal government (ATI) which will allow us to coordinate on pricing, schedules and network decisions without fear of violating antitrust laws. This partnership will enable us to begin service to Mexico near term.

As our relationship with Viva matures, both carriers will provide service to and from the US and Mexico. Near term this relationship will allow us to sell our US customers access to the world class ‘Mexican beach destinations’. An important advantage from this relationship will be entering the market with a ‘local partner’ versus having to open an international market as an outsider. Viva is the largest carrier in Cancun and will be able to assist us with the ground activities at the Mexican beach destinations of Cancun, Puerto Vallarta and Cabo.

Continued 3rd Party Growth

In past letters I have stressed our need to separate ourselves from the ten other US air carriers who are all selling the same commodity product – an airplane seat. Our focus on direct access to our customers has allowed us to offer ‘other’ leisure products to our leisure customers, what we call 3rd Party products which generate incremental revenues. Over the years we have sold millions of hotel room nights and rental car days. Recently we are making great strides with our CoBrand credit card. As of February 2022, we had 317,000 credit card holders. During 2021 we added an average of 10,000 members per month; in the first three months of 2022 we set new account records, adding over 13,000 new accounts in January and February and over 18,000 new accounts in March. We are investing efforts in building partnerships. We have partnered with Live Nation and Ticketmaster across what will be more than 35 physical venues and festivals in key Allegiant cities. This partnership showcases the Allegiant brand across their many digital properties and their 65-million person database at a time where leisure travel to attend live events has never been higher. We are well on our way to being able to sell Ticketmaster ticket inventory at Allegiant.com. We are enhancing our website as well with new hotel interfaces. Tools such as DerbySoft and SiteMinder will allow us to expand hotel inventory nationwide and automate our traditional manual approach with many of our hotel partners and, when combined with more current payment terms, should substantially increase throughput.

Lastly, this past year we launched a sister marketing program to our Cobrand credit card – our Allways Rewards program. We have over one million active members who are earning rewards as well as redeeming those rewards. Early returns suggest higher itinerary values for rewards members, higher net revenue per itinerary and higher ancillary and 3rd Party Product take rates. The combination of these two programs will allow us to continue our customer awareness program which is also tied to our branding efforts.

Branding/Strategic efforts – Allegiant Stadium and Sunseeker Resort

Another means of separation from the competition, we believe, is distinguishing ourselves via affiliation with powerful public symbols. In 2019 we reached agreement with the Las Vegas Raiders to name their stadium Allegiant Stadium. This affiliation is a major investment for us, a substantial contractual commitment. At the time, we believed this affiliation would help create substantial credibility with as many as 280 million potential customers within reach of our 131 US cities. We have not been disappointed.

The NFL has a special appeal in the US, both in the 32 ‘NFL cities’ as well as the rural parts of the country. The iconic nature of Las Vegas and the prominence of the stadium within the city played a key role in our decision to move forward with the naming rights. Our name on what is one of the premier landmarks in the US and the world, for that matter, has more than exceeded our expectations for both branding and economic returns. Allegiant Stadium has garnered more than 175 billion impressions from August 2019 through March 2022. This exposure has a value of more than $240 million. The increased awareness for the airline from Allegiant Stadium has allowed us to reduce marketing costs in other areas basically offsetting the naming rights costs while also driving increased website traffic and conversion. Total site traffic hit nearly 100 million users in 2021 while also increasing conversion rates to more than 6%, a significant increase over 2019.

We are about to add another trophy property, our Sunseeker Resort. It is scheduled to open early next year. This 700 room destination resort located on the west coast of Florida in Port Charlotte will be a show piece. We believe the credibility associated with such a terrific destination will be substantial. This facility will greatly enhance our Allegiant 2.0 plan by creating a world class leisure destination product for us to offer our customers. We are already collecting advance bookings as well as group bookings.

It is an exciting milestone in your company’s history. We have invested a great deal of time and capital in this undertaking. Having lived in Las Vegas for 25 years I have personally witnessed how well the new resorts perform. People are attracted to a different ‘experience’. Sunseeker will be one of the few times Las Vegas has exported its world class expertise combining both the ability to design and build a Las Vegas style destination with the town’s superior management expertise. We have had a great many questions concerning the wisdom of undertaking this endeavor. I look forward to showing it to you, our shareholders, in the coming years. I believe it will set the tone for resorts in this destination of destinations in Southwest Florida.

Balance Sheet

Our balance sheet has shown improvement in the past year, particularly our cash balances. We ended 2020 with $703 million of cash. In early May last year, we raised an additional $335 million in proceeds at $219/share on the sale of 1.55 million common shares in a secondary stock offering. We were the only carrier during these difficult times that sold equity above their pre-pandemic price. At the beginning of the pandemic, we were trading at $168 per share; our $219 sale price was a 30% gain or $51 per share.

We increased our fleet size to 108 aircraft at year end 2021 versus 95 at year end 2020. Our total debt increased slightly from $1.66 billion to $1.74 billion – a 5% increase. But our net debt declined 42.5% to $559.8 million from $973.7 million.

We restarted construction of Sunseeker Resort late July last year. The resort was approximately 35% to 40% complete when we halted construction in March 2020. In October we announced a $350 million financing line from the investment firm Castlelake. When we restarted the project last year, we estimated our total cost to complete Sunseeker would be $584 million. However, given the inflationary pressures of the past year, our total budget has increased to at least $618 million or a bit more. We had approximately $170 million invested when we halted the project.

I could not be more bullish about what Sunseeker will do for our efforts to expand our leisure company brand. Florida is perhaps the premier leisure destination in the United States. I believe our location on waterfront property in Port Charlotte combined with a management team with over 75 years of experience in the world’s premier hotel environment – Las Vegas plus an affiliation with an airline that will provide Sunseeker access to 130+ US cities, one has a formula for success. Additionally, while the construction costs have increased, we are seeing room rates up as much as 100% from our preliminary forecasts. Lastly, Florida has become even more of a go-to destination in the past two years.

Our Culture, Our Principles, Our Team members

Congratulations and thank you to our now 5,000 team members who come to work every day with the passion for excellence. We have a proven, seasoned model. Our team members are the backbone of our culture which has been defined on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are focused on creating a positive, challenging and empowering environment for our team members — one that is stimulating, where they can grow and prosper in such a way they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.

This will be my last letter to you, our stockholders. I have written 15 since our public offering in late 2006. I am very proud of how this company and its personnel have performed during this time. Our IPO was priced at $18 and during these in between years we have seen our stock price increase 10x or more. While we are currently in a down cycle because of the problems mentioned above, I have every confidence this team and this company will continue to flourish in the coming years.

I have a great deal of affection for Allegiant, particularly its team members. One of the accomplishments I am most proud of has been our creation of more than 5,000 jobs. I enjoy immensely seeing young people who have joined our team and go on to successful careers with us, growing with the company, starting families.

And why is this so rewarding? Because I am the personification of this story – a middle class youngster from a terrific family who was able achieve his dreams, able to do what this country allows people to do, to succeed if they are both willing to take a risk and put in the work. It does not get any better for a life story – at least that’s one person’s opinion!

I have been involved in aviation since 1979 – over 40 years. I look at myself as the deregulation ‘kid’, starting in the business in the new deregulation era. I have been the beneficiary of a number of terrific mentors and partners over the years. Most recently I want to thank our board of directors at Allegiant for all their guidance and insight. Combined they have over 100 years of high level experience in this marvelous business.

As I write this, we and the industry are facing difficult times – Inflation, supply chain, shortage of personnel. But this company is built for the long haul. I am leaving the place in good hands. We have had excellent management teams over the years but I would put this group at the top. John Redmond is the right person to take us to the next level. I have known John for over 20 years and have all the confidence in him and where he will take Allegiant. He has been an integral part of developing this world class model which has stood the test of time. With him at the helm we will continue to grow and succeed.

Thank you for your support over the years. We have tried to act as shareholders – we are shareholders and if one takes this approach ultimately the company is the winner.

Lastly, I want to extend my thanks to our team members. You are the backbone of this great company.

Thank you for all you do.

Maurice J. Gallagher Jr.
Chairman and CEO
Allegiant Travel Company